                                                        Exhibit 11(a)


                                    ACCESS CORPORATION
                        CALCULATION OF NET EARNINGS PER COMMON SHARE
                               AND COMMON SHARE EQUIVALENT

                                                     Three Months Ended
                                                        January 31,
                                                     1996       1995
                                                     ------------------

NET EARNINGS APPLICABLE TO COMMON SHARES AND
   COMMON SHARE EQUIVALENT:
      Net Earnings                                   $  137,323   $   54,454

      Preferred Dividend                                 68,662         -

      Net Earnings Applicable to Common Shares and
       Common Share Equivalents                      $   68,661   $   54,454

CALCULATION OF PRIMARY NET EARNINGS PER
  COMMON SHARE AND COMMON SHARE EQUIVALENT:
     Average Number of Common Shares and Common
     Share Equivalent Outstanding                     4,865,559    4,865,559

PRIMARY NET EARNINGS PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT:
     Net Earnings per Common Share and Common Share
     Equivalent                                      $     0.01   $     0.01
                                                     ==========   ==========


a)  Common Share Equivalent have not been included as their inclusion would be anti-dilutive or dilution is less than 3%